Exhibit 99.2

PRESS RELEASE Contact: Derek Cole Vice President, Investor Relations 720.540.5367 dcole@allos.com

ALLOS THERAPEUTICS ANNOUNCES TOP LINE RESULTS FROM PIVOTAL PHASE 2 PROPEL TRIAL OF PRALATREXATE IN PATIENTS WITH RELAPSED OR REFRACTORY PERIPHERAL T-CELL LYMPHOMA

27% of Evaluable Patients Experienced Either a Complete or Partial Response

NDA Submission Planned in First Half of 2009

Westminster, Colorado, December 7, 2008 – Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced preliminary top line results from PROPEL, the Company’s pivotal Phase 2 trial of pralatrexate (PDX) in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL), at the 50th Annual Meeting of the American Society of Hematology (abstract 261).

The results according to central independent oncology review at the time of this analysis are as follows:

•                  29 of 109 evaluable patients (27%) achieved either a complete or partial response

•                  11 evaluable patients had a complete response or complete response unconfirmed

•                  18 evaluable patients had a partial response

•                  23 evaluable patients had stable disease as best response

•                  3 patients had insufficient data to assess response and 14 patients could not be assessed for response because they discontinued treatment prior to completion of cycle one. These patients are included in the evaluable patient population for all efficacy analyses.

The results according to the PROPEL investigators at the time of this analysis are as follows:

•                  42 of 109 evaluable patients (39%) achieved either a complete or partial response

•                  18 evaluable patients had a complete response or complete response unconfirmed

•                  24 evaluable patients had a partial response

•                  21 evaluable patients had stable disease as best response

Importantly, PROPEL patients received a median of three prior systemic treatment regimens (range of 1-12), including 18 patients (16%) who had previously undergone an autologous stem cell transplant. Patient response evaluations will continue and all patients will be followed for long-term survival.

“The results of the PROPEL trial demonstrate that pralatrexate produced durable, complete responses in heavily pre-treated patients,” said Owen O’Connor, M.D., Ph.D., the Principal Investigator of the PROPEL trial and the Director of the Lymphoid Development and Malignancy Program and Chief of the Lymphoma Service at the Herbert Irving Comprehensive Cancer Center

at New York-Presbyterian Hospital/Columbia University Medical Center, and Associate Professor of Medicine at Columbia University College of Physicians and Surgeons. “Presently, there are no FDA-approved treatments for patients with PTCL, either in the first-line or relapsed or refractory setting. This underscores the need for new therapies to treat this challenging disease. Pralatrexate has the potential to play a clinically meaningful role in the treatment of these patients.”

“We are very excited by these results. Following our review of the final results of the trial, we intend to submit an NDA for pralatrexate for the treatment of patients with relapsed or refractory PTCL in the first half of 2009. If approved, the launch of pralatrexate will represent a first to market opportunity for Allos,” said Paul L. Berns, President and Chief Executive Officer of Allos.  “We would like to extend our appreciation to the patients who participated in the PROPEL trial, as well as to their families, for helping us to identify a potential new treatment option for this disease. I would also like to acknowledge our investigators and employees for their commitment to this important study.”

In the trial, 69% of the patients who responded did so after cycle one of therapy. The median duration of treatment in responding patients was 179 days at the time of this analysis. The duration of response exceeded three months in 17 of 29 responders (59%), including 6 of the 17 patients who continued on treatment. An accurate estimate of the median duration of response cannot be reported at this time due to the current length of follow up. Patients will continue to be followed until the median duration of response can be accurately estimated. Following review of the final results of the trial, the Company intends to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in the first half of 2009 to seek marketing approval for pralatrexate for the treatment of patients with relapsed or refractory PTCL.

The most common grade 3/4 adverse events were thrombocytopenia, which was observed in 32% of patients; mucosal inflammation in 21% of patients; neutropenia in 20% of patients; and anemia in 18% of patients.

“We are pleased to share these data with the medical community. The results show that pralatrexate, a novel targeted antifolate designed to accumulate preferentially in cancer cells, achieved durable responses, including complete responses, in patients with relapsed or refractory peripheral T-cell lymphoma,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “We believe pralatrexate has the potential to offer a new treatment option for patients with this devastating disease for which there are currently no approved agents.”

About PROPEL

PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma) is a pivotal Phase 2, international, multi-center, open-label, single-arm trial that enrolled a total of 115 patients with relapsed or refractory PTCL, 109 of whom are considered evaluable for response according to the trial protocol. To the Company’s knowledge, the PROPEL trial represents the largest prospectively designed single-agent trial conducted to date in PTCL.

To be eligible for the trial, patients had to have progressed after at least one prior treatment. Patients are considered evaluable if they received at least one dose of pralatrexate and their diagnosis of PTCL was confirmed by independent review. Patients receive 30 mg/m(2) of pralatrexate intravenously once every week for six weeks followed by one week of rest per cycle of treatment. Patients also receive vitamin B12 and folic acid supplementation. The primary endpoint of the trial is objective response rate (complete and partial response), as assessed by central independent oncology review using International Workshop Criteria (IWC). Duration of response is the key secondary endpoint.  All patients enrolled in the trial will continue to be followed for long-term survival.

The PROPEL trial was initiated in August 2006. In accordance with the PROPEL trial protocol, three pre-planned interim analyses of safety data were previously conducted. In January, September and December 2007, the Company announced that an independent data monitoring committee (DMC) completed interim analyses of safety data from the first 10, 35 and 65 evaluable patients who completed at least one cycle of treatment with pralatrexate, respectively, and recommended that the trial continue per the protocol at each analysis.

The PROPEL trial is being conducted under an agreement reached with the FDA under its Special Protocol Assessment (SPA) process. The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a NDA, and provides an agreement that the trial design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA. The response rate, duration of response and safety profile required to support FDA approval are not specified in the PROPEL trial protocol and will be subject to FDA review.

The FDA granted orphan drug designation and fast track designation to pralatrexate for the treatment of patients with T-cell lymphoma in July 2006 and September 2006, respectively. In April 2007, the Commission of the European Communities, with a favorable opinion of the Committee for Orphan Medicinal Products of the European Medicines Agency, or EMEA, granted orphan medicinal product designation to pralatrexate for the treatment of patients with PTCL.

About Pralatrexate (PDX)

Pralatrexate is a novel targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance. Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death. The Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma (NHL) in the United States. According to the American Cancer Society, approximately 66,000 patients are expected to be diagnosed with NHL in the United States in 2008. The Company estimates the current annual prevalence of PTCL at approximately 9,500 patients. There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL. In addition to the 30-50% of PTCL patients who do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment. A study that included patients with aggressive PTCL found that the average five-year survival for those patients was approximately 25%.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s lead product candidate, pralatrexate (PDX), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The Company reported top line results from PROPEL in December 2008. Following review of the final results of the trial, the Company intends to submit a New Drug Application (NDA), for pralatrexate for the treatment of patients with relapsed or refractory PTCL in the first half of 2009. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process. The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types. The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s lymphoma (NHL). The Company currently retains exclusive worldwide rights to pralatrexate and RH1 for all indications. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to offer a new treatment option for patients with relapsed or refractory PTCL, the Company’s intent and projected timeline to submit a New Drug Application for pralatrexate as a treatment for patients with relapsed or refractory PTCL; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the PROPEL trial may not demonstrate that pralatrexate is both safe and effective for the treatment of patients with relapsed or refractory PTCL; that the results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for pralatrexate or any of its other product candidates. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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